                                                                  EXHIBIT (c)(3)

                                                                    EXHIBIT 10.1
                                                                  CONFORMED COPY

                          RECAPITALIZATION AGREEMENT

                                     Among

                          COMPAGNIE GENERALE DES EAUX

                          ANJOU INTERNATIONAL COMPANY

                                      and

                     AIR & WATER TECHNOLOGIES CORPORATION

                        Dated as of September 24, 1997


                               TABLE OF CONTENTS

                                   ARTICLE I

                             THE RECAPITALIZATION
Section 1.1    Conversion of Series A Preferred Stock into
               AWT Common Stock...............................................  2
Section 1.2    Rights Offering................................................  2
Section 1.3    Conditional CGE Subscription...................................  5
Section 1.4    Use of Proceeds................................................  6

                                  ARTICLE II

                                  THE CLOSING

Section 2.1    Closing Date...................................................  6
Section 2.2    AWT Deliveries at the Closing..................................  6
Section 2.3    CGE and Anjou Deliveries at the Closing........................  7

                                 ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF AWT

Section 3.1    Organization and Qualification.................................  8
Section 3.2    Capitalization.................................................  8
Section 3.3    Authority Relative to this Agreement...........................  9
Section 3.4    No Conflict; Required Filings and Consents.....................  9

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF CGE AND ANJOU

Section 4.1    Organization and Qualification; Ownership of
               Shares......................................................... 10
Section 4.2    Authority Relative to this Agreement........................... 11
Section 4.3    No Conflict; Required Filings and Consents..................... 11

                                   ARTICLE V


                                   COVENANTS
 Section 5.1  Registration Statement.......................................... 12
 Section 5.2  Charter Amendment; Information/Proxy Statement.................. 12
 Section 5.3  Business Planning Committee..................................... 13
 Section 5.4  Information Statement Disclosure................................ 14
 Section 5.5  Clarification of Investment Agreement........................... 14
 Section 5.6  USF&G Guarantees................................................ 15
 Section 5.7  Analyst Conferences............................................. 16
 Section 5.8  No Short-Form Merger............................................ 16
 Section 5.9  Consent Solicitation; Supplemental Indenture.................... 16
 Section 5.10 Warrant Agreement............................................... 16
 Section 5.11 Continued Listing............................................... 17

                                  ARTICLE VI

                       CONDITIONS TO OBLIGATION TO CLOSE

 Section 6.1  Representations, Warranties and Covenants....................... 17
 Section 6.2  Consents........................................................ 17
 Section 6.3  No Order........................................................ 17
 Section 6.4  Registration Statement; Rights Offering......................... 18
 Section 6.5  Exchange of Series A Preferred Stock............................ 18
 Section 6.6  Stockholder Approval; Restated Certificate of
              Incorporation................................................... 18
 Section 6.7  Warrant Agreement............................................... 18

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

 Section 7.1  Termination..................................................... 18
 Section 7.2  Amendment....................................................... 18

                                 ARTICLE VIII

                                 MISCELLANEOUS

 Section 8.1  Non-Survival of Representations, Warranties
              and Agreements.................................................. 19
 Section 8.2  Notices......................................................... 19
 Section 8.3  Certain Definitions............................................. 20
 Section 8.4  Severability.................................................... 21
 Section 8.5  Entire Agreement; Assignment.................................... 21
 Section 8.6  Parties in Interest............................................. 22
 Section 8.7  Governing Law................................................... 22
 Section 8.8  Headings........................................................ 22
 Section 8.9  Counterparts.................................................... 22



                           Glossary of Defined Terms
                         (Not Part of this Agreement)

Defined Term                                                 Location of Definition
affiliate..................................................  SECTION 8.3(a)
Agreement..................................................  Preamble
AMEX.......................................................  SECTION 1.2(a)

Anjou......................................................  Preamble
Anjou Note.................................................  SECTION 1.4
AWT........................................................  Preamble
Basic Subscription Privilege...............................  SECTION 1.2(b)
beneficial owner...........................................  SECTION 8.3(b)
Blue Sky Laws..............................................  SECTION 3.4(b)
Board......................................................  Recitals
business day...............................................  SECTION 8.3(c)
Business Planning Committee................................  SECTION 5.3
CGE........................................................  Preamble
CGE Debt...................................................  SECTION 1.4
CGE Material Adverse Effect................................  SECTION 4.3(b)
CGE Note...................................................  SECTION 1.4
Charter Amendment..........................................  SECTION 5.2(a)
Class A Common Stock.......................................  SECTION 1.1(a)
Closing....................................................  SECTION 2.1
Closing Date...............................................  SECTION 2.1
Closing Price..............................................  SECTION 1.2(d)
Commencement Date..........................................  SECTION 1.2(e)
Company Preferred Stock....................................  SECTION 3.2
Conditional CGE Subscription...............................  SECTION 1.3
Consent Solicitation.......................................  SECTION 5.8
control....................................................  SECTION 8.3(d)
Convertible Debentures.....................................  SECTION 3.2
DGCL.......................................................  SECTION 3.3
Excess Shares..............................................  SECTION 1.2(b)
Exchange Act...............................................  SECTION 3.4(b)
Exchange Common Shares.....................................  SECTION 1.1(a)
Expiration Date............................................  SECTION 1.2(e)
Governmental Entity........................................  SECTION 3.4(b)
Indenture..................................................  SECTION 5.8
Information Statement......................................  SECTION 5.2(b)
Investment Agreement.......................................  Recitals
Law........................................................  SECTION 3.4(a)
Material Adverse Effect....................................  SECTION 3.4(b)
Non-Voting Common Stock....................................  SECTION 1.2(f)
Option.....................................................  SECTION 3.2
Oversubscription Privilege.................................  SECTION 1.2(b)
person.....................................................  SECTION 8.3(e)
Prospectus.................................................  SECTION 1.2(f)
Public.....................................................  SECTION 1.3
Recapitalization...........................................  Recitals
Record Date................................................  SECTION 1.2(a)
Registration Statement.....................................  SECTION 5.1
Requisite Consents.........................................  SECTION 5.8
Right......................................................  SECTION 1.2(a)
Rights Offering............................................  SECTION 1.2(b)
SEC........................................................  SECTION 1.2 (f)
Securities Act.............................................  SECTION 3.4(b)
Series A Preferred Stock...................................  SECTION 1.1(a)
Special Committee..........................................  Recitals
Subscription Price.........................................  SECTION 1.2(d)
Subsidiary.................................................  SECTION 3.1
Subsidiary.................................................  SECTION 8.3(f)
Supplemental Indenture.....................................  SECTION 5.8
Trading Day................................................  SECTION 1.2(d)
Underlying Share...........................................  SECTION 1.2(b)
USF&G......................................................  SECTION 5.6
Warrant Agreement..........................................  SECTION 5.9
Warrant Pool...............................................  SECTION 1.2(c)

Warrants ........................................................ SECTION 1.2(c)


               RECAPITALIZATION AGREEMENT (this "Agreement"), dated as of September 24, 1997, among Air & Water Technologies Corporation, a Delaware corporation ("AWT"), Compagnie Generale des Eaux, a company organized under the laws of the Republic of France ("CGE"), and its indirectly wholly-owned subsidiary, Anjou International Company, a Delaware corporation ("Anjou").

               WHEREAS, the Board of Directors of AWT (the
       "Board") has deemed it to be in the best interests of AWT and its stockholders for AWT to effect a comprehensive recapitalization of AWT as described herein (the "Recapitalization") which includes certain transactions between AWT and each of CGE and Anjou;

               WHEREAS, AWT, CGE and Anjou have entered into an Investment Agreement, dated as of March 30, 1994 (the "Investment Agreement"), pursuant to which CGE and its affiliates agreed to certain restrictions on certain transactions with AWT;

               WHEREAS, CGE and Anjou beneficially own in the aggregate approximately 50.0009% of the Class A Common
       Stock (as hereinafter defined) and  approximately
       50.0009% of the aggregate voting power of AWT;

               WHEREAS, a special committee comprised of the Independent Directors (as defined in the Investment Agreement) of the Board (the "Special Committee") have
       (i) determined that the Recapitalization is fair to, and in the best interests of, AWT and the stockholders of AWT (other than CGE and its subsidiaries), and (ii) resolved to approve and recommend this Agreement and the transactions contemplated hereby to the Board, subject to the terms and conditions hereof, having taken into account, among other things, the fairness opinion of the Special Committee's financial advisor, Wasserstein Perella & Co., Inc.

               WHEREAS, the Board has (i) determined that the Recapitalization is fair to, and in the best interests of, AWT and the stockholders of AWT, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby subject to the terms and conditions hereof; and

               WHEREAS, the parties to this Agreement desire to set forth their understanding with respect to matters described herein;

               NOW THEREFORE, in consideration of the
       foregoing and the mutual respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                             THE RECAPITALIZATION

               Section 1.1 Conversion of Series A Preferred Stock into AWT Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the close of business on the Trading Day (as hereinafter defined) immediately preceding the Record Date (as hereinafter defined), the outstanding 1,200,000 shares having an aggregate liquidation preference of $60,000,000 of the 5 1/2% Series A Convertible Exchangeable Preferred Stock of AWT (the "Series A Preferred Stock") held by CGE or its subsidiaries (representing all of the issued and outstanding shares of Series A Preferred Stock of AWT) shall be automatically exchanged for such number of shares (the "Exchange Common Shares") of Class A Common Stock, par value $.001 per share, of AWT (the "Class A Common Stock") equal to the quotient obtained by dividing $60,000,000 by an exchange price per share equal to the Subscription Price (as defined hereinafter). As soon as practicable following 4:00 p.m. on the Trading Day immediately preceding the Record Date (as hereinafter defined), CGE and Anjou shall deliver to AWT the certificates held by them formerly representing Series A Preferred Stock in exchange for certificates representing the duly authorized, validly issued, fully-paid and non-assessable Exchange Common Shares, in such names and denominations as CGE may request.

               Section 1.2 Rights Offering. (a) On a date
       (the "Record Date") which is at least five days prior to the effective date of the Registration Statement (as defined hereinafter) to be determined by the Board in accordance with the Certificate of Incorporation and Bylaws of AWT and the applicable rules of the American Stock Exchange (the "AMEX"), AWT shall declare a dividend (subject to the Registration Statement (as hereinafter defined) becoming effective at a future date) to all holders of Class A Common Stock of record as of the Record Date of such number of transferable rights (a "Right"), which when multiplied by the Subscription Price shall equal $210,000,000 in gross proceeds. As soon as practicable following the effective date of the Registration Statement, AWT will distribute such Rights to such holders of Class A Common Stock.

               (b)  Each Right shall entitle the holder
       thereof to acquire (the "Basic Subscription Privilege"), at the Subscription Price, one share of Class A Common Stock (an "Underlying Share") and, for each holder other than CGE and its subsidiaries, such number of Warrants (as hereinafter defined) determined in accordance with
       Section 1.2(c). All holders of Rights (other than CGE and its subsidiaries) who exercise the Basic Subscription Privilege may also subscribe for additional Underlying Shares that are not otherwise purchased pursuant to the exercise of Rights ("Excess Shares") at the Subscription Price, if any (the "Oversubscription Privilege"). If an insufficient number of Excess Shares are available to satisfy fully all elections to exercise the Oversubscription Privilege, the available Excess Shares shall be prorated among holders who exercise their Oversubscription Privilege. CGE hereby agrees to exercise its Basic Subscription Privilege in full. The "Rights Offering" means the offering of Underlying Shares to holders of Rights pursuant to both the Basic Subscription Privilege and the Oversubscription Privilege.

               (c) As promptly as practicable following the Closing, but in no event later than the date on which certificates representing Underlying Shares are sent to persons exercising Rights in the Rights Offering, AWT shall issue to each person who exercises Rights in the Rights Offering (other than CGE and its subsidiaries) such number of transferable warrants to purchase shares of Class A Common Stock having substantially the terms set forth on Exhibit A hereto (the "Warrants") equal to the product of the Warrant Pool (as hereinafter defined) multiplied by a fraction the numerator of which is the total number of Underlying Shares purchased by each such holder in the Rights Offering and the denominator of which is the total number of Underlying Shares purchased by Rights holders (other than CGE and its subsidiaries) in the Rights Offering. For purposes of this Section 1.2(c), "Warrant Pool" shall mean that number of Warrants equal to the product of 10,000,000 multiplied by a fraction the numerator of which is the total number of Underlying Shares purchased by holders of Rights (other than CGE and its subsidiaries) in the Rights Offering and the denominator of which is the total number of Underlying Shares issuable upon the full exercise of Rights by Rights holders (other than CGE and its subsidiaries) in the Rights Offering.

               (d) "Subscription Price" means the price per share of Class A Common Stock equal to 82% of the average daily Closing Prices of the Class A Common Stock for the ten consecutive Trading Days ending five days prior to the Record Date; provided, however, that in no event shall the Subscription Price be less than $1.75 per share of Class A Common Stock or exceed $2.50 per share of Class A Common Stock. For purposes of this Agreement,
       (i) "Closing Price" means on any day the last reported sale price regular way on such day or in case no sale takes place on such day, the average of the reported bid and asked prices regular way on the AMEX or, if the Class A Common Stock is not listed on such exchange, on the principal national securities exchange or quotation system on which such Class A Common Stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange Member firm selected from time to time by the Board for that purpose and (ii) "Trading Day" means a day on which securities traded on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.

               (e) The expiration date of the Rights Offering (the "Expiration Date") shall be no later than the date which is thirty calendar days following the date (subject to AWT's right to extend such date for a period not to exceed 10 days) (the "Commencement Date") upon which the Prospectus is first sent to holders of record of the Class A Common Stock as of the Record Date. The Prospectus shall be sent to such holders on or about the effective date of the Registration Statement.

               (f) Notwithstanding anything contained in this Agreement to the contrary, promptly following the execution of this Agreement and prior to the initial filing of the Registration Statement with the Securities and Exchange Commission (the "SEC"), AWT and CGE shall (with the prior approval of the Special Committee) determine to take one of the actions described in clauses
       (i), (ii) or (iii) below.  AWT shall either:

               (i)  elect to adopt as a term of the Rights
           Offering and this Agreement a provision which provides that in the event AWT fails to obtain the Requisite Consents (as hereinafter defined) and any person's beneficial ownership of the voting power of the capital stock of AWT entitled to vote in the election of directors would, upon the exercise of such holder's Basic Subscription Privilege or Oversubscription Privilege or pursuant to Section
           1.3 of this Agreement, exceed 74% of the total voting power then outstanding, then AWT shall issue to such person only such number of shares of Class A Common Stock as would cause such person's aggregate beneficial ownership of the then outstanding voting power of AWT to equal 74% and any additional shares to be issued thereunder to such person shall be shares of Class B Common Stock, par value $.001 per share (the "Non-Voting Common Stock"), of AWT which shall be non-voting shares of common stock of AWT; or

               (ii) elect to take all actions necessary to amend the Restated Certificate of Incorporation to amend the terms of the Class A Common Stock to provide that until such time as Section 1501 of the Indenture (as hereinafter defined) is amended to eliminate the right of the holders of Convertible Debentures (as hereinafter defined) to require AWT to repurchase the Convertible Debentures or until
           Section 1501 of the Indenture is terminated in accordance with its terms), stockholders' shares of Class A Common Stock shall automatically convert into shares of Class B Common Stock if and only to the extent the beneficial ownership of Class A
           Common Stock would cause such person's beneficial
               ownership of the then outstanding voting power of AWT entitled to vote in the election of directors to exceed 74%; or

               (iii)  elect to amend this Agreement such that
           (x) the Restated Certificate of Incorporation of AWT would be amended to authorize a new class of non-voting common stock which would automatically convert into Class A Common Stock, except to the extent the holder thereof would own more than 74% of the aggregate voting power of AWT entitled to vote in the election of directors of AWT immediately following such conversion and (y) the Underlying Shares offered in the Rights Offering would be shares of such new class of non-voting common stock.

               The parties hereto acknowledge that it is the intent of the foregoing provision to prevent any person from beneficially owning in excess of 74% of the voting power of the capital stock of AWT entitled to vote in the election of directors prior to the receipt of the Requisite Consents or the termination of the effect of
       Section 1501 of the Indenture.

               (g)  Except as otherwise provided by this
       Agreement, the terms of the Rights Offering shall be set forth in the prospectus (the "Prospectus") forming a part of the Registration Statement (as hereinafter defined) which terms shall be reasonably satisfactory to CGE and the Special Committee.

               (h)  CGE and AWT each agree to support the
       Rights Offering through the development and implementation of a timely coordinated "roadshow" to current AWT stockholders and potential investors in Class
       A Common Stock.

               Section 1.3 Conditional CGE Subscription. In the event that all Underlying Shares are not purchased pursuant to the Rights Offering (including pursuant to the Oversubscription Privilege), CGE and AWT hereby agree that, as immediately following the Expiration Date, CGE shall subscribe for and purchase from AWT and AWT shall issue and sell to CGE, or a subsidiary thereof designated by CGE, at the Subscription Price, such number of shares of Class A Common Stock (the "Conditional CGE Subscription"), such that (i) the total number of shares of Class A Common Stock subscribed by CGE in the Conditional CGE Subscription shall be no greater than (A) the total number of shares of Class A Common Stock available to be purchased by holders of Rights other than CGE and its subsidiaries (the "Public"), minus (B) the total number of shares of Class A Common Stock actually purchased by the Public, and (ii) in no event shall the gross proceeds resulting from CGE's and its subsidiaries' Basic Subscription Privilege and Conditional CGE Subscription pursuant to this Section 1.3 exceed $185,000,000.

               Section 1.4  Use of Proceeds. Other than the
       first $25,000,000 of gross proceeds received pursuant to the Rights Offering from subscriptions by the Public, which shall be retained by AWT for general corporate purposes, the proceeds to AWT from the transactions contemplated by this Article I shall first be used to repay the $185,000,000 aggregate principal amount of debt of CGE (the "CGE Debt"), consisting of (i) the $125,000,000 million aggregate principal amount note of AWT held by CGE under the Credit Agreement dated as of June 14 ,1994, between CGE and AWT (the "CGE Note") and
       (ii) the $60,000,000 aggregate principal amount note of AWT held by Anjou under the Revolving Credit Agreement dated as of August 6, 1996, between Anjou and AWT (the "Anjou Note"). Any proceeds remaining following the repayment of the CGE Debt shall be retained for general corporate purposes.

                                  ARTICLE II

                                  THE CLOSING

               Section 2.1 Closing Date. Upon the terms and subject to the conditions contained in this Agreement, the closing of certain of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, or at such other place as the parties may mutually agree, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI. The date on which the Closing occurs is hereinafter referred to as the "Closing Date").

               Section 2.2  AWT Deliveries at the Closing. At
       the Closing AWT shall deliver or cause to be delivered to CGE and Anjou, the following:

               (a) Certificates representing duly authorized, validly issued, fully-paid and non-assessable Underlying Shares and Conditional CGE Shares purchased by CGE and Anjou or their subsidiaries pursuant to the terms of the Rights Offering and Section 1.3 of this Agreement in the names and denominations specified by CGE prior to the Closing Date;

               (b)  The certificate contemplated by Section
       6.1(a);

               (c) Copies of any consents to obtained by AWT as contemplated by Section 6.2;

               (d)  Payment by wire transfer of immediately
       available funds to an account designated by CGE prior to the Closing Date of $185,000,000, in repayment of the CGE
       Note and the Anjou Note; and

               (e) To the extent the Requisite Consents have been obtained in the Consent Solicitation, a duly executed Supplemental Indenture (as hereinafter defined).

               (f) Such other and further instruments as CGE or Anjou may reasonably request.

               Section 2.3  CGE and Anjou Deliveries at the
       Closing. At the Closing CGE and Anjou shall deliver to AWT, the following:

               (a)  The certificate contemplated by Section
       6.1(b);

               (b)  Payment by wire transfer of immediately
       available funds to an account designated by AWT prior to the Closing Date of an amount equal to the product of the number of Conditional CGE Shares purchased by CGE pursuant to Section 1.3 multiplied by the Subscription Price;

               (c)  Evidence of payment by wire transfer of
       immediately available funds to the subscription agent for the Rights Offering by CGE of an amount equal to the product of the Subscription Price and the number of Rights exercised by CGE pursuant to its Basic Subscription Privilege.

               (d) Copies of any consents to be obtained by CGE or Anjou as contemplated by Section 6.2;

               (e)  The Anjou Note and the CGE Note for
       cancellation upon repayment of the principal amounts thereof; and

               (f) Such other and further instruments as AWT may reasonably request.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF AWT

               As of the date hereof, AWT hereby represents and warrants to CGE and Anjou that:

               Section 3.1  Organization and Qualification.
       Each of AWT and each subsidiary of AWT (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. AWT and each Subsidiary is duly qualified or licensed to do business, and is in good standing, under the laws of each jurisdiction where the ownership, lease or operation of its property or the conduct of its business makes such qualification or licensing necessary.

               Section 3.2 Capitalization. As of the date of this Agreement, the authorized capital stock of AWT consists of 100,000,000 shares of Common Stock, par value $.001 per share, and 2,500,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the date of this Agreement, (i) 32,019,254 shares of Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable,
       (ii) 89,902 shares of AWT Common Stock are held in the treasury of AWT, and (iii) 1,239,509 options to purchase Class A Common Stock (in each case, an "Option") were outstanding pursuant to AWT's employee stock option plans, each such Option entitling the holder thereof to purchase one share of Class A Common Stock, and of which Options to purchase an aggregate of 854,532 shares of Class A Common Stock were exercisable. As the date hereof, 1,200,000 shares of Series A Preferred Stock, convertible into 4,800,000 shares of Class A Common Stock are issued and outstanding. As of the date of this Agreement, $115,000,000 aggregate principal amount of 8% Convertible Subordinated Debentures due 2015 (the "Convertible Debentures"), convertible into shares of Class A Common Stock are issued and outstanding. Except as set forth above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character issued or authorized by AWT relating to the issued or unissued capital stock of AWT or any Subsidiary or obligating AWT or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, AWT or any Subsidiary. All shares of Class A Common
       Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of AWT or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Class A Common Stock or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable.

               Section 3.3  Authority Relative to this
       Agreement. AWT has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The form, terms, and provisions of this Agreement and the execution and delivery of this Agreement by AWT, the performance by AWT of its obligations hereunder and the consummation by AWT of the transactions contemplated by this Agreement have been duly and validly approved by the Special Committee. The execution and delivery of this Agreement by AWT, the performance by AWT of its obligations hereunder and the consummation by AWT of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and, except for the requisite approval of the Charter Amendment (as hereinafter defined) under the General Corporation Law of the State of Delaware (the "DGCL"), no other corporate proceedings on the part of AWT are necessary to authorize this Agreement or to consummate any of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by AWT and, assuming the due authorization, execution and delivery by CGE, constitutes a legal, valid and binding obligation of AWT enforceable against AWT in accordance with its terms.

               Section 3.4 No Conflict; Required Filings and Consents. a) The execution and delivery of this Agreement by AWT do not, and the performance of this Agreement by AWT will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organization documents of AWT or any of its Subsidiaries,
       (ii)) conflict with or violate any United States federal, state or local or any foreign statute, rule, regulation, ordinance, code, ruling, decree, order or any other requirement or rule of law (a "Law"), applicable to AWT or by which any property or asset of AWT is bound, or
       (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of AWT or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AWT or any Subsidiary is a party or by which AWT or any Subsidiary or any property or asset of either of them is bound, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by AWT of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

               (b)  The execution and delivery of this
       Agreement by AWT do not, and the performance of this Agreement by AWT will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of (x) the Securities Act of 1933, as amended (the "Securities Act"), (y) the Securities Exchange Act of 1934 (the "Exchange Act"), or
       (z) state securities or "blue sky" laws ("Blue Sky Laws"), (ii) compliance with the rules and regulations of the AMEX, (iii) the filing of the Charter Amendment with the Secretary of State of the State of Delaware, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the performance by AWT of any of its obligations under this Agreement or the consummation of any of the transactions contemplated by this Agreement. The term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties financial condition, prospects, assets or liabilities of AWT and the Subsidiaries taken as a whole.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF CGE AND ANJOU

               As of the date hereof, CGE and Anjou hereby, jointly and severally, represent and warrant to AWT that:

               Section 4.1  Organization and Qualification;
       Ownership of Shares. (a) CGE is a company duly organized and validly existing under the laws of the Republic of France, and Anjou is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

               (b) As of the date of this Agreement, CGE and Anjou beneficially own an aggregate of 18,409,975 shares of Class A Common Stock (which beneficial ownership includes 4,800,000 shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock), and CGE also beneficially owns 1,200,000 shares of the Series A Preferred Stock.

               Section 4.2  Authority Relative to this
       Agreement. Each of CGE and Anjou has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of the Agreement by CGE and Anjou, the performance by CGE and Anjou of their respective obligations hereunder and the consummation by CGE and Anjou of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of CGE or Anjou are necessary to authorize this Agreement or to consummate any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CGE and Anjou and, assuming the due authorization, execution and delivery by AWT, constitutes a legal, valid and binding obligation of each of CGE and Anjou enforceable against each of CGE and Anjou in accordance with its terms.

               Section 4.3 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by CGE and Anjou do not, and the performance of this Agreement by CGE and Anjou will not, (i) conflict with or violate the statuts (articles of association) and bylaws (or other similar organizational documents) of CGE or the Certificate of Incorporation or Bylaws of Anjou,
       (ii) conflict with or violate any Law applicable to CGE or Anjou or by which any property or asset of either or them is bound, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or to give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of CGE or Anjou pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CGE or Anjou is a party or by which CGE or Anjou or any property or asset of either of them is bound, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, materially delay the performance by CGE or Anjou of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

               (b)  The execution and delivery of this
       Agreement by CGE and Anjou do not, and the performance of this Agreement by CGE and Anjou will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except
       (i) for applicable requirements, if any, of (x) the Securities Act, (y) the Exchange Act or (z) Blue Sky Laws, (ii) compliance with the rules and regulations of the AMEX, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by CGE or Anjou of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.


                                   ARTICLE V

                                   COVENANTS

               Section 5.1  Registration Statement.  As soon
       as reasonably practicable, AWT shall file with the SEC a registration statement (the "Registration Statement") under the Securities Act in connection with the Rights Offering and with respect to the Rights, the Underlying Shares and the Warrants and shall use its best efforts to effect the registration of the Rights, the Underlying Shares and the Warrants. AWT shall provide CGE and the Special Committee and their respective counsel with a copy of any written comments or telephonic notification of any oral comments AWT may receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt thereof. AWT shall provide CGE and the Special Committee and their respective counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the issuance of the Rights or the Underlying Shares.

               Section 5.2  Charter Amendment;
       Information/Proxy Statement. (a) In order to consummate the Recapitalization, AWT, acting through the Board, shall, as promptly as reasonably practicable, in accordance with applicable Law and AWT's Certificate of Incorporation and Bylaws, duly approve and adopt an amendment to AWT's Certificate of Incorporation (the "Charter Amendment") substantially in the form of Exhibit

       B to this Agreement to increase the authorized capital stock of AWT in order to permit the consummation of the transactions contemplated by this Agreement.

                    CGE and Anjou agree to vote for or give
       their written consent to AWT, as applicable, in respect of the Charter Amendment and any other amendment to the Restated Certificate of Incorporation necessary to consummate the transactions contemplated by this Agreement.

               (b) To the extent practicable, concurrent with the preparation and filing with the SEC of the Registration Statement, AWT will prepare and file with the SEC, and CGE will cooperate with AWT in such preparation and filing, a preliminary information statement, or if required by the applicable rules of the AMEX, a preliminary proxy statement relating to the Charter Amendment and use its best efforts to furnish the information required to be included by the SEC in an information or proxy statement on Schedule 14C or 14A, as the case may be, and, after consultation with CGE, to respond promptly to any comments made by the SEC with respect to the preliminary information or proxy statement and shall use its best efforts to cause a definitive information or proxy statement (the "Information Statement") to be mailed to AWT's stockholders as soon as reasonably practicable. AWT shall provide CGE and the Special Committee and their respective counsel with a copy of any written comments or telephonic notification of any oral comments AWT may receive from the SEC or its staff with respect to the Information Statement promptly after the receipt thereof. AWT shall provide CGE and the Special Committee and their respective counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Information Statement. AWT will cause the Charter Amendment to be filed with the Secretary of State of the State of Delaware the next business day after all applicable time periods for taking such action have expired. If at any time prior to the effectiveness of the Charter Amendment there shall occur any event that is required to be set forth in an amendment or supplement to the Information Statement, AWT will prepare and mail to its stockholders such an amendment or supplement.

               Section 5.3 Business Planning Committee. The Board of AWT will establish a committee (the "Business Planning Committee") of the Board to review the business strategies prepared by AWT senior management and, as appropriate, make recommendations on the formulation and implementation of those strategies that have as their objective increasing stockholder value. Among other things, the Business Planning Committee will identify areas where CGE's management expertise and AWT's business may be effectively integrated. The Business Planning Committee will remain in place through the end of fiscal 1999 and will be comprised of three CGE appointed directors and two directors who are independent and unaffiliated with CGE.

               Section 5.4 Information Statement Disclosure.
       AWT and CGE hereby agree that the Information Statement and the Registration Statement shall address the subject of future funding for AWT as follows:

           "Following the Recapitalization, AWT will require additional financial resources to develop and support each of its businesses at Metcalf and Eddy and Professional Services
           Group, to undertake related long-term capital expenditures and to participate in the emerging privatization market in the wastewater management industry. CGE intends to work with AWT to explore various ways to develop such financial resources for these purposes, including, among others, the raising by CGE of an investment fund or other off-balance sheet vehicle which would invest, on a case-by-case basis, in various project financings undertaken by AWT. It is anticipated that any such vehicle would invest in such project finance activities of AWT on terms which are commercially reasonable. As a result, CGE and AWT and possibly others, investing either directly or indirectly through such vehicle or otherwise, would share in the returns on such projects pro rata in relation to their respective equity investments."

               Section 5.5  Clarification of Investment
       Agreement. Section 5.6 of the Investment Agreement is hereby amended and restated to read as follows:

                   "5.6  Joint Efforts. (a) CGE agrees on
           behalf of itself and its Affiliates that, after Closing, for so long as CGE and its Affiliates are the largest stockholder of AWT, AWT shall be CGE's exclusive vehicle in the United
           States, its possessions and its territories for its water management and waste water management and air pollution activities; provided that the foregoing shall not apply to any acquisition or investment by CGE or any of its Affiliates of a privately-owned, publicly-traded or publicly-owned company in the water utility sector whose primary business is the production, distribution and/or sale of potable, fire, bulk, draining or irrigation water ("Water
           Utility"), nor to CGE's present or future investments in Consumers Water Company
           ("Consumers Water") and Philadelphia Suburban
           Corporation ("Philadelphia Suburban") (such
           Water Utilities, Consumers Water and
           Philadelphia Suburban hereinafter referred to collectively as the "Water Businesses"). CGE shall, and shall cause its Affiliates to assist
           AWT in developing its water management and wastewater management and air pollution activities in both Canada and Mexico, subject to contractual agreements as of March 30, 1994 and taking into account the respective interests of AWT on the one hand and CGE and its Affiliates on the other. CGE shall offer, and shall cause its Affiliates to offer, AWT an active participation in any proposed water management or wastewater management activities by CGE or any of its Affiliates in the United
           States (which shall be deemed to exclude the Water Businesses), which investment is too capital intensive for AWT to undertake on a stand-alone basis. In the event CGE or any of its Affiliates acquires control of a Water
           Business which is also engaged in wastewater activities similar to those conducted by AWT as of the date hereof, then CGE or such Affiliate shall use reasonable efforts to cause, subject to the fiduciary duties of the board of directors of such Water Business and other applicable regulatory standards, that Water
           Business to offer to AWT (i) the opportunity to obtain operating and maintenance contracts with the wastewater management business of such Water Business and (ii) the opportunity to obtain new engineering contracts with such Water Business, in each case, on terms which are commercially reasonable in the judgment of such Water Business; provided that the foregoing shall not apply to any existing business of Consumers Water or Philadelphia
           Suburban as of the date hereof. In addition, CGE and its Affiliates, on the one hand, and AWT on the other, will establish a privileged commercial relationship for the development of air pollution activities in Europe.

               (b)  The provisions of this Section 5.6
           shall have no application to Kruger Inc., a distributor of water treatment plant parts and components and an indirect subsidiary of Omnium
           Traitement et de Valorisation."

               Section 5.6  USF&G Guarantees. AWT, hereby
       approves for purposes of Section 7.3 of the Investment Agreement, the proposed arrangements between CGE or one of its affiliates and U.S. Fidelity & Guaranty (the "USF&G") whereby, from the later of (i) September 30, 1997 and (ii) the date of this Agreement, and continuing until the Closing of the Recapitalization, CGE or one of its affiliates will enter into guarantees of certain obligations of AWT relating to the bonding of certain contracts under the Master Surety Agreement, between USF&G and AWT and its subsidiaries, in consideration of which CGE or one of its affiliates shall receive assurances from USF&G that, in the event of a default by AWT, USF&G shall assign and transfer to CGE or one of its affiliates any and all of USF&G's resultant rights in the bonded commercial contract (whether arising under the Master Surety Agreement, or by operation of law, or otherwise).

               Section 5.7 Analyst Conferences. The Board of AWT hereby agrees, for as long as shares of Class A Common Stock are traded on the AMEX or any other national securities exchange or national quotation system, to cause management of AWT to hold semi-annual analyst conferences, conduct conference calls concurrent with earnings releases, promote analyst coverage of its stock and initiate a stockholder relations program.

               Section 5.8 No Short-Form Merger. CGE hereby agrees that until the third anniversary of the Closing Date, CGE agrees to not effect a "short-form" merger in which the shares of Class A Common Stock are converted into the right to receive cash pursuant to Section 253 of the DGCL (or any successor provision thereto) without the approval of a majority of the Independent Directors.

               Section 5.9 Consent Solicitation; Supplemental Indenture. Prior to or concurrently with the commencement of the Rights Offering, AWT shall commence a solicitation (the "Consent Solicitation") of consents to amendments to the Indenture, dated as of May 15, 1997, between AWT and Midlantic National Bank, as Trustee, governing the Convertible Debentures (the "Indenture") from the holders of not less than a majority in aggregate principal amount of the Convertible Debentures outstanding (the consents from such holders, the "Requisite Consents") in order to delete Section 1501 from the Indenture. Any amount to be offered to holders of the Convertible Debentures pursuant to the Consent Solicitation for rendering their consents thereunder shall be subject to the prior approval of, and timely notice to, the Special Committee. Promptly following the receipt of the Requisite Consents, AWT shall execute a supplemental indenture containing the proposed amendments (the "Supplemental Indenture").

               Section 5.10 Warrant Agreement. Prior to the effective date of the Registration Statement, CGE shall negotiate in good faith with the Special Committee the terms of a definitive agreement governing the Warrants (the "Warrant Agreement") which Warrant Agreement shall include the terms set forth in Exhibit A to this Agreement.

               Section 5.11 Listing of Class A Common Stock and Rights. AWT shall use its commercially reasonable efforts to (i) meet the continued listing requirements of the AMEX and to continue to be listed thereon and (ii) cause the Rights to be listed or admitted to trading, as appropriate, on the AMEX.

                                  ARTICLE VI

                       CONDITIONS TO OBLIGATION TO CLOSE

               The respective obligations of each of the parties to this Agreement to consummate the transactions which are to be effected at the Closing hereunder shall be subject to the satisfaction or waiver of the following conditions; provided that any waiver by AWT must be approved by a majority of the Special Committee.

               Section 6.1  Representations, Warranties and
       Covenants.

               (a) All representations and warranties of AWT contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and AWT shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to CGE and Anjou at Closing a certificate signed by the Chairman of the Board, the President or an Executive Vice-President of AWT as to the satisfaction of this condition.

               (b) All representations and warranties of CGE and Anjou contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and CGE and Anjou shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to AWT at Closing a certificate signed by the authorized officer of CGE and Anjou as to the satisfaction of this condition.

               Section 6.2  Consents.  All consents, approvals
       and waivers from Governmental Entities and other parties necessary to effect the transactions contemplated by this Agreement shall have been obtained.

               Section 6.3 No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of preventing or prohibiting consummation of the transactions contemplated by this Agreement or the effective operation of the business of AWT and the Subsidiaries after the Closing Date.

               Section 6.4  Registration Statement; Rights
       Offering.  The SEC shall have declared the Registration
       Statement effective under the Securities Act and the Expiration Date shall have occurred.

               Section 6.5  Exchange of Series A Preferred
       Stock. AWT shall have completed an exchange of the Series A Preferred Stock held by CGE into Exchange Common Shares pursuant to Section 1.1, and CGE and Anjou shall have received duly executed certificates representing the Exchange Common Shares.

               Section 6.6  Stockholder Approval; Restated
       Certificate of Incorporation Amendments.  The Charter

       Amendment and any amendment to the Restated Certificate of Incorporation of AWT requires as a result of AWT election to take the actions contemplated by Section 1.2(f) shall have been filed with the Secretary of State of the State of Delaware and be effective under the DGCL.

               Section 6.7  Warrant Agreement. AWT shall have
       entered into the Warrant Agreement with the warrant agent thereunder.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

               Section 7.1  Termination. This Agreement may
       be terminated and the Transactions may be abandoned at any time prior to the Closing Date (i) by mutual written consent duly authorized by the Boards of Directors of CGE, Anjou and the Special Committee on behalf of AWT or
       (ii) by either CGE or the Special Committee on behalf of AWT if the Closing shall not have been consummated on or before March 22, 1998.

               Section 7.2 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (and approved by the Special Committee) at any time prior to the Closing Date. Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed by each party against whom or which such amendment or waiver is to be enforced. Any amendment, supplement or modification of or to any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.


                                 ARTICLE VIIII

                                 MISCELLANEOUS

               Section 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Sections 5.3, 5.5, 5.6, 5.7, 5.8, 5.11 and Article VIII shall survive the Closing and the termination of this Agreement indefinitely.

               Section 8.2  Notices. All notices, requests,
       claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

               if to AWT, to:

                   Air & Water Technologies Corporation
                   U.S. Highway 22 West and Station Road
                   Branchburg, New Jersey 08876
                   Telecopier No.: (908) 685-4029
                   Attention: General Counsel

               with a copy to:

                   Fried, Frank, Harris, Shriver & Jacobson
                   1001 Pennsylvania Avenue, N.W.
                   Suite 800
                   Washington, D.C. 20004
                   Telecopier No.: (202) 639-7004
                   Attention: Richard A. Steinwurtzel, Esq.

               if to CGE or Anjou, to:

                   Compagnie Generale des Eaux
                   52 Rue d'Anjou
                   75384 Paris Cedex 08
                   France
                   Telecopier No.: 011-331-4924-6922
                   Attention: Directeur General du Pole Eau

               with a copy to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   919 Third Avenue
                   New York, New York 10022
                   Telecopier No.: (212) 735-2000
                   Attention: Martha E. McGarry, Esq.

               Section 8.3  Certain Definitions.  For purposes
       of this Agreement, the term:

               (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

               (b) "beneficial owner" shall have the meaning ascribed thereto in Rule 13d-3 under the Exchange Act.

               (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the City of New York;

               (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise (it being understood and agreed that any person which beneficially owns more than 50% of the voting equity capital of the person (in the case of a corporation, the shares of a corporation's capital stock entitled generally to elect its board of directors shall be such corporation's "voting equity capital" for this purpose) shall be presumed to control the person);

               (e) "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

               (f) "subsidiary" or "subsidiaries" of AWT, CGE or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

               Section 8.4  Severability. If any term or
       other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

               Section 8.5  Entire Agreement; Assignment.
       This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that CGE and Anjou may assign all or any of their rights and obligations hereunder to any wholly-owned subsidiary of CGE provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. To the extent that any terms of the Investment Agreement and this Agreement are inconsistent, the terms of this Agreement shall control.

               Section 8.6  Parties in Interest. This
       Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

               Section 8.7  Governing Law. Except to the
       extent that the DGCL is mandatorily applicable to the transactions contemplated by this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws principle thereof). All actions and proceedings arising out of or relating to this Agreement shall be heard and exclusively determined in any New York state or federal court sitting in the County of New York and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

               Section 8.8  Headings. The descriptive
       headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               Section 8.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


               IN WITNESS WHEREOF, CGE, Anjou and AWT have caused this Agreement to be executed as of the date first written above by their respective officers hereunto duly authorized.

                   COMPAGNIE GENERALE DES EAUX

                   By   /s/ Francois Jobard
                     --------------------------------------
                     Name: Francois Jobard
                     Title: Charge de Mission a la
                            Direction Financiere

                   ANJOU INTERNATIONAL COMPANY

                   By   /s/ William V. Kriegel
                     --------------------------------------
                     Name: William V. Kriegel
                     Title: Chairman and Chief Executive
                              Officer

                   AIR & WATER TECHNOLOGIES CORPORATION

                   By   /s/ Robert B. Sheh
                     --------------------------------------
                     Name:  Robert B. Sheh
                     Title:   Chairman, President and Chief
                                Executive Officer

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

                                                                EXHIBIT 10.15(a)


                 AMENDMENT NO. 1 TO RECAPITALIZATION AGREEMENT

     Amendment No. 1 (this "Amendment"), dated as of January 26, 1998, amending
                            ---------
the Recapitalization Agreement, dated as of September 24, 1997 (the "Recapitalization Agreement"), among Air & Water Technologies Corporation, a
---------------------------
Delaware corporation ("AWT"), Compagnie Generale des Eaux, a company organized
                       ---
under the laws of the Republic of France ("CGE"), and its indirect wholly-owned
                                           ---
subsidiary, Anjou International Company, a Delaware corporation ("Anjou").
                                                                  -----

   WHEREAS, the parties hereto desire to amend the hereby amend and supplement the Recapitalization Agreement in certain respects;

   NOW, THEREFORE, the parties hereto hereby agree as follows:

   Section 1.  Definitions.  Capitalized terms used herein but not otherwise
               -----------
defined herein shall have the meanings assigned to such terms in the Recapitalization Agreement.

   Section 2.  Recapitalization Agreement Amendments.  As of the date hereof,
               -------------------------------------
the Recapitalization Agreement is amended as follows:

   (a) Section 1.2(a) is amended and restated in its entirety to read as follows:

       "(a)  On a date (the "Record Date") to be determined by the Board in
                             -----------
       accordance with the Certificate of Incorporation and Bylaws of AWT and the applicable rules of the American Stock Exchange (the "AMEX"), AWT
                                                                 ----
       shall declare a dividend (subject to the Registration Statement (as hereinafter defined) becoming effective) to all holders of Class A Common Stock of record as of the Record Date of such number of transferable rights (a "Right"), which when multiplied by the
                               -----
       Subscription Price shall equal $210,000,000 in gross proceeds. As soon as practicable following the effective date of the Registration Statement, AWT will distribute such Rights to such holders of Class A Common Stock."

   (b) Section 1.2(b) is amended and restated in its entirety to read as follows:

           "(b) Each Right shall entitle the holder thereof to
       acquire (the "Basic Subscription Privilege"), at the Subscription
                     ----------------------------
       Price, one share of Class A Common Stock (an "Underlying Share")
                                                     ----------------
       (subject to AWT's obligation to issue shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock"), in certain
                                       --------------------
       circumstances) and, for each holder other than CGE and Anjou, such number of Warrants (as hereinafter defined) determined in accordance with Section 1.2(c). All holders of Rights (other than CGE and Anjou) who exercise the Basic Subscription Privilege may also subscribe for additional Underlying Shares that are not otherwise purchased pursuant to the exercise of Rights ("Excess Shares") at the Subscription
                                   -------------
       Price, if any, subject to AWT's obligation to issue Class B Common Stock (in certain circumstances) (the "Oversubscription Privilege").
                                              --------------------------
       If an insufficient number of Excess Shares are available to satisfy fully all elections to exercise the Oversubscription Privilege, the available Excess Shares shall be prorated among holders who exercise their Oversubscription Privilege. CGE hereby agrees to exercise its Basic Subscription Privilege in full. The "Rights Offering" means the
                                                   ---------------
       offering of Underlying Shares to holders of Rights pursuant to (i) the Basic Subscription Privilege, (ii) the Oversubscription Privilege and
       (iii) the Conditional CGE Subscription (as defined hereinafter)."

 (c) Section 1.2(c) is amended by adding the following as the last sentence thereof:

      "'Warrant Shares' means the shares of Class A Common Stock issuable upon
        --------------
     exercise of the Warrants."

 (d) Section 1.2(f)(i) is amended and restated in its entirety to read as follows:

      "(i) elect to adopt as a term of the Rights Offering and this Agreement a provision which provides that in the event AWT fails to obtain the Requisite Consents (as hereinafter defined) and any person's beneficial ownership of the voting power of the capital stock of AWT entitled to vote in the election of directors would, upon the exercise of such holder's
    Basic Subscription Privilege or Oversubscription Privilege or pursuant to
    Section 1.3 of this Agreement, exceed 74% of the total voting power then outstanding, then AWT shall issue to such person only such number of shares of Class A Common Stock as would cause such person's aggregate beneficial ownership of the then outstanding voting power of AWT to equal 74% and any additional shares to be issued thereunder to such person shall be shares of Class B Common Stock, par value $.001 per share (the "Non-Voting Common Stock"), of AWT which shall
                                 -----------------------
     be non-voting shares of common stock of AWT and which shares shall automatically convert into Shares of Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy five days following termination of (by amendment of the Indenture (as hereinafter defined), redemption of the Convertible Debentures (as hereinafter defined) or otherwise) of Section 1501 of the Indenture; or"

 (e) Section 5.1 is amended by restating the first sentence therein to read as follows:

          "As soon as reasonably practicable, AWT shall file with the SEC a registration statement (the "Registration Statement") under the Securities
                                 ----------------------
    Act in connection with the Rights Offering and with respect to the Rights, the Underlying Shares, the Warrants and the Warrant Shares and shall use its best efforts to effect the registration of the Rights, the Underlying Shares, the Warrants and the Warrant Shares."

 (f) Section 5.2 is amended by restating paragraph (a) therein to read as follows:

          "(a) In order to consummate the Recapitalization, AWT, acting through the Board, shall, as promptly as reasonably practicable, in accordance with applicable Law and AWT's Certificate of Incorpo-
     ation and Bylaws, duly approve and adopt an amendment to AWT's
     Certificate of Incorporation (the "Charter Amendment") substantially in
                                        -----------------
     the form of Exhibit B to this Agreement (i) to increase the authorized capital stock of AWT in order to permit the consummation of the transactions contemplated by this Agreement and (ii) in the event the Requisite Consents are not obtained, to amend the conversion rights of holders of the Class B Common Stock to provide for automatic conversion of shares of Class B Common Stock into Class A Common Stock upon the earlier of (A) August 1, 2000 or (B) seventy-five days following the termination of the application of Section 1501 of the Indenture (as hereinafter defined) to such holder. CGE and Anjou agree to vote for or give their written consent to AWT, as applicable, in respect of the Charter Amendment and any other amendment to the Restated Certificate of Incorporation necessary to consummate the transactions contemplated by this Agreement."

 (g) Section 5.9 is amended by restating the first sentence therein to read as follows:

     "Prior to or concurrently with the commencement of the Rights Offering, AWT shall commence a solicitation (the "Consent Solicitation") of consents
                                             --------------------
     to amendments to the Indenture, dated as of May 15, 1990, between AWT and Midlantic National Bank, as Trustee, governing the Convertible Debentures (the "Indenture") from the holders of not less than a majority in
           ---------
     aggregate principal amount of the Convertible Debentures outstanding (the consents from such holders, the "Requisite Consents") in order to exempt
                                      ------------------
     CGE and its affiliates from the application of Section 1501 of the Indenture."

 (h) Exhibit A is amended by amending and restating the paragraph captioned "Registration of Warrant Shares" to read as follows:

     "Holders of Warrants shall be able to exercise their Warrants only if
     (i)(x) a registration statement relating to the Warrant Shares is then in effect, and the Company has delivered to each person exercising a Warrant a current prospectus meeting the requirements of the Securities Act, or (y) the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and (ii) such securities are qualified for sale or exempt from qualification under the applicable state blue sky laws, AWT shall prepare, file and use its best efforts to cause to become effective under the Securities Act a registration statement in respect of all of the Warrant Shares. Subject to Black Out Periods (as hereinafter defined) and Postponement Periods (as hereinafter defined), AWT shall use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act in order to permit the prospectus included therein to be lawfully delivered. Notwithstanding the foregoing, AWT shall not be required to amend or supplement the registration statement, any related prospectus or any document incorporated therein by reference

          (i)  for a period (a "Black Out Period") not to exceed the shorter of
                                ----------------
     (x) the period ending on the date the information responsible for the Black Out Period is disclosed to the public and (y) 60 days (provided that no two Black Out Periods shall occur during any period of 135 consecutive days) in the event that (1) an event occurs and is continuing as a result of which the registration statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented would, in AWT's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (2)(A) AWT determines in its good faith judgment that the disclosure of such event at such time would have a material adverse effect on the business, operations or prospects of AWT or (B) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed; provided that no Black Out Period may be in effect during the six months prior to the Warrant Expiration Date and there shall be no more than three Black Out Periods during the term of the Warrants; or

          (ii) in the event that the Company determines in its good faith judgment that the current market price per share of the Class A Common Stock is substantially below the Warrant Exercise Price such that exercise of the Warrants is unlikely to occur, for a period (a "Postponement Period") continuing until such time as the Company
      -------------------
     determines in its good faith judgment that exercise of the Warrants appears likely; provided that during the Postponement Period the Company (x) shall monitor the current market price per share of the Class A Common Stock and
     (y) shall not permit the exercise of any Warrant unless the Company shall have delivered to each person exercising a Warrant a current prospectus meeting the requirements of Section 10(a) of the Securities Act."

 (i) Exhibit B is amended by restating Paragraph (iii) of Article THIRD to read as follows:

      (iii) Paragraph 3A of Paragraph B.3 of Article FOURTH is hereby deleted in its entirety and the following paragraph is inserted in lieu thereof:

             3A.  Conversion of Class B Common. On the Conversion Date (as
                  ----------------------------
          such term is defined below), a holder's shares of Class B Common shall automatically convert into the same number of shares of Class A Common. For purposes of this Paragraph 3, the "Conversion Date" shall mean the date which is the earlier of (i) August 1, 2000 or,
          (ii) seventy-five days following the date on which the "Right to Require Repurchase" provided in Section 1501 of the Indenture governing the Corporation's 8% Convertible Subordinated Debentures due 2015 (the "Debentures") which grants holders the right to require the corporation to repurchase the Debentures when any person becomes the beneficial owner of 75% or more of the voting stock of the Corporation becomes inapplicable with respect to such holder.

  Section 2  Parties in Interest.  This Amendment shall be binding upon and
             -------------------
inure solely to the benefit of each party hereto, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

  Section 3  Governing Law.  This Amendment shall be governed by, and construed
             -------------
in accordance with, the laws of the State of New York (without regard to conflicts of laws principle thereof). All actions and proceedings arising out of or relating to this Amendment shall be heard and exclusively determined in any New York state or federal court sitting in the County of New York and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

  Section 4  Headings.  The descriptive headings contained in this Amendment are
             --------
included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

 Section 5   Counterparts.  This Amendment may be executed in one or more
             ------------
counterparts (including by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, CGE, Anjou and AWT have caused this Amendment to be executed as of the date first written above by their respective officers hereunto duly authorized.


           COMPAGNIE GENERALE DES EAUX

           By    /s/ Francois Jobard
              ___________________________________
              Name:  Francois Jobard
              Title: Charge de Mission a la Direction Financiere

           ANJOU INTERNATIONAL COMPANY

           By    /s/ Michael Avenas
              ____________________________________
              Name:  Michael Avenas
              Title: President


           AIR & WATER TECHNOLOGIES CORPORATION

           By    /s/ Douglas A. Satzger
              ___________________________________
              Name:  Douglas A. Satzger
              Title: Senior Vice President